Exhibit 10.2

WJ COMMUNICATIONS, INC.
401 RIVER OAKS PARKWAY
SAN JOSE, CALIFORNIA  95134

June 28, 2005

Mr. Bruce W. Diamond

Re:                               Employment Agreement

Dear Mr. Diamond:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment with WJ Communications, Inc. (the “Company”), effective as of the earlier of (A) two weeks after you provide notice of resignation to your current employer, but in no event later than June 30, 2005, or (B) the effective date of resignation from your current employer (the “Effective Date”).  You acknowledge that if the Effective Date does not occur on or before June 30, 2005, the Company shall have no obligation to employ you and this Agreement shall terminate.

1.                                       Employment and Services.  Subject to Board approval of your election as President and CEO, the Company shall employ you as President and Chief Executive Officer of the Company for the period beginning on the Effective Date and ending upon termination pursuant to paragraph 5 (the “Employment Period”).  During the Employment Period, you shall be located at the Company’s principal headquarters and you shall render such services to the Company and its affiliates and subsidiaries as the Board of Directors of the Company shall reasonably designate from time to time, and you shall devote your best efforts and full time and attention to the business of the Company.  You will continue to serve as a member of the Board as of the Effective Date and the Company shall nominate you to serve on the Board at each subsequent annual meeting of the Company’s shareholders during the Employment Period.  During the Employment Period, you agree not to sit on any Boards (or comparable bodies) or engage in any outside business activities without the consent of the Board of Directors (which approval shall not be unreasonably withheld).

2.                                       Compensation.

a.                                       Annual Base Salary.  The Company shall pay you an annual base salary (“Annual Base Salary”) of $350,000 during the Employment Period, subject to annual review in each year of the Employment Period thereafter by the Compensation Committee of the Board of Directors (the “Compensation Committee”) (for any partial year during the Employment Period, the Annual Base Salary shall be prorated based on the number of days during such year on which you are employed by the Company).  Your Annual Base Salary may be increased in years following the first anniversary of the Effective Date at the sole discretion of the Compensation Committee but may not be decreased.  As used herein, the term “Annual Base Salary” refers to the

Annual Base Salary as so increased.  Such Annual Base Salary shall be payable in installments in accordance with the Company’s regular payroll practices.

b.                                      Annual Bonus.  In addition, you will be eligible to receive an annual bonus to be awarded no later than ninety (90) days after the end of each fiscal year, to be paid as soon as practicable but no later than one hundred twenty (120) days after the end of such fiscal year.  In order to determine the amount of such bonus, beginning with fiscal year 2006 the Compensation Committee shall set your annual bonus target opportunity at one hundred percent (100%) of your Annual Base Salary with fifty percent (50%) based on defined Company Financial Performance Objectives (“FPO’s”) and fifty percent (50%) based on defined Major Business Objectives (“MBO’s”).  The Company shall determine appropriate FPO’s and MBO’s for each fiscal year and your annual bonus shall be based upon the extent to which the Company attains such objectives.  You shall be permitted to provide input to the Company regarding the performance objectives prior to the Company’s determination of such objectives.  The determination of the appropriate FPO’s and MBO’s with respect to each subsequent fiscal year shall take place not later than thirty (30) days following the receipt by the Board of Directors of the Company from the Company’s senior management of the Company’s operating budget with respect to such fiscal year provided such determination shall occur no later than ninety (90) days after the beginning of such fiscal year.  The annual bonus target opportunity for the fiscal year ending December 31, 2005 shall be set at fifty percent (50%) of your Annual Base Salary and will be based on your achievement of defined objectives to be determined by the Company within its sole discretion on or following the commencement of the Employment Period.  In order to make up for compensation forfeited from your former employer when you join the Company, your actual bonus shall be not less than $50,000 provided that you remain in the Company’s employ through December 31, 2005, with such bonus to be paid as soon as practicable but no later than two and a half (2 ½) months after the end of the 2005 fiscal year.

c.                                       Notwithstanding anything herein to the contrary, there shall be deducted or withheld from all amounts payable to you amounts for all federal, state, city or other taxes required by applicable law to be so withheld or deducted and any other amounts authorized for deduction by or required by law.

3.                                       Restricted Stock.  Within thirty (30) days of the commencement of the Employment Period, you will be granted 1,000,000 shares of restricted common stock (“Restricted Stock”) at the commencement of the Employment Period for a purchase price equal to the par value of the common stock of $0.01 per share.  These shares of Restricted Stock will vest as set forth below, provided that you must be employed as of any vesting date and, except as provided in Section 5 of this Agreement, if you are terminated for any reason, all unvested Restricted Stock will be forfeited and cancelled; and provided further that upon a termination of your employment by the Company within three (3) months prior to or nine (9) months following the occurrence of a Change in Control (as defined below) either by the Company other than for Cause (as defined herein) or by you with Good Reason (as defined below), you shall be fully vested in any then unvested Restricted Stock.  These shares of Restricted Stock will not be transferable by you until they are vested.  Unvested shares will be subject to repurchase by the Company at $0.01 per share upon termination of your employment for Cause or your voluntary resignation without Good Reason. Unless you elect to be taxed upon receipt of the Restricted Stock (by filing a special election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with the Internal Revenue Service within 30 days), you will be taxed (and subject to income tax withholding) on the value of the Restricted Stock as the shares vest.  In order to satisfy any applicable tax withholding, you may elect to have the Company withhold otherwise deliverable shares having a fair market value equal to the amount required to be withheld.  You should consult with your tax advisor regarding the federal, state and local income tax consequences of receiving the grant of Restricted Stock hereunder.  In connection with this grant of restricted stock, you represent and warrant as provided for in Annex 1 hereto.

a.                                       Time-Vested Restricted Stock.  500,000 Shares of the Restricted Stock shall vest over time (“Time Shares”) subject to the terms and conditions of the Company’s 2000 Stock Incentive Plan (the “Plan”), and the applicable Time Restricted Stock Agreement (the “Time Award”).  Time Shares shall vest ratably on a monthly basis over a thirty-six (36) month period following the date of grant (e.g., 13,888.88 Time Shares shall vest per month).

b.                                      Performance-Vested Restricted Stock.  500,000 Shares of the Restricted Stock shall vest based on performance (“Performance Shares”) subject to the terms and conditions of the Plan and the applicable Performance Restricted Stock Agreement (the “Performance Award”).  The Performance Shares shall vest conditioned on your satisfaction of certain performance targets and objectives to be determined by the Company with the performance period for such award to be not more than two (2) years or in the case of performance criteria conditioned on appreciation in the value of the Company’s common stock, the price targets designated by the Company.  You shall be given the opportunity to provide input to the Company regarding the performance targets and objectives prior to the Company’s final determination of such targets and objectives.

4.                                       Benefits.  During the Employment Period, you shall be entitled to participate in the Company’s fringe benefit plans for its senior executives, subject to and in accordance with applicable eligibility requirements, such as executive medical reimbursement, tax preparation, 401(k), employee stock purchase program, life and disability insurance plans and all other benefit plans (other than severance and equity-based plans or arrangements) generally available to the Company’s senior executive officers.  In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your duties hereunder, consistent with Company policy. You shall be entitled to take time off in accordance with the Company’s top management vacation policy.

5.                                       Termination and Severance.  The Employment Period shall terminate on the first to occur of (i) forty-five (45) days following written notice by you to the Company of your resignation without Good Reason (it being understood that you will continue to perform your services hereunder during such forty-five (45) day period if requested,  but the Company may terminate your services sooner if it so elects, without any severance obligations hereunder), (ii) thirty (30) days following written notice by you to the Company of your resignation with Good Reason (it being understood that you will continue to perform your services hereunder during such thirty (30) day period provided that the Company does not elect to terminate your employment sooner if it so elects), (iii) your death or Disability, (iv) a vote of the Board of the Company directing such termination for Cause, (v) a vote of the Board of the Company directing such termination without Cause, or (vi) the third (3rd) anniversary of the Effective Date (the “Scheduled Expiration Date”); provided, however, that the Scheduled Expiration Date shall be automatically extended for successive one-year periods unless, at least one hundred and twenty  (120) days prior to the then-current Scheduled Expiration Date, either the Company or you shall give written notice to the other of an intention not to extend the Employment Period.  In the event your employment with the Company terminates for any reason, you will be entitled to (a) any unpaid Base Salary accrued up to the effective date of termination, (b) unpaid, but earned and accrued Annual Bonus for any completed fiscal year that is unpaid as of the termination of your employment, (c) pay for accrued but unused vacation that the Company is legally obligated to pay you, (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to you, (e) unreimbursed business expenses required to be reimbursed to you, and (f) rights to indemnification you may have under the Company’s Articles of Incorporation, Bylaws, the Agreement or separate indemnification agreement, as applicable.  In the event of termination of the Employment Period pursuant to clause (ii) or (v) above, the Company shall pay to you (i) an amount equal to one hundred fifty percent (150%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period,  (ii) eighteen (18) months accelerated vesting with respect to any outstanding, unvested Time Shares, and (iii) reimbursement for premiums paid for continued health benefits for you and your dependents under the Company’s health plans for eighteen (18) months.  Such amounts provided for in this section shall be paid within thirty (30) days of the date of such termination (the “Severance Benefit”).  Notwithstanding the preceding sentence, the Severance Benefit shall be computed as an amount equal to (i) two hundred ninety-nine percent (299%) of your Annual Base Salary as in effect immediately prior to the termination of the Employment Period, (ii) full vesting with respect to any outstanding, unvested Time Shares and Performance Shares, and (iii) reimbursement for premiums paid for continued health benefits for you and your dependents under the Company’s health plans for thirty-six (36) months with such amounts to be paid within thirty (30) days of the date of such termination, in each case solely in a circumstance in which there is a termination of your employment within three (3) months prior to or nine (9) months following the occurrence of a Change in Control either by the Company other than for Cause or by you with Good Reason.

In the event that the severance and other benefits provided for in Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your severance benefits hereunder Section 5 shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and you otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”).  In the event of a reduction in benefits hereunder, you shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

Except as otherwise set forth in this paragraph 5 or pursuant to the terms of employee benefit plans in which you participate pursuant to paragraph 4, you shall not be entitled to any compensation or other payment from the Company in connection with the termination of your employment hereunder.

For purposes of this Agreement, the following definitions will apply:  (a) “Good Reason” shall mean the occurrence of any of the following without your written consent which shall remain uncured for a period of not less than thirty (30) days following your delivery of notice of such occurrence to the Company (it being understood that your failure to deliver such notice in a timely manner shall waive your rights to allege Good Reason):  (i) the transfer or relocation of your principal place of employment to a geographic location more than twenty-five (25) miles from the current location of the Company’s principal headquarters, (ii) a significant reduction of your duties, position, or responsibilities, relative to your duties, position, or responsibilities in effect immediately prior to such reduction, (iii) a substantial reduction by the Company in the aggregate nature or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is materially reduced, other than in connection with an across-the-board reduction applicable to all senior executives of comparable status , (iv) a reduction in your Annual Base Salary or Annual Bonus as in effect immediately prior to such reduction, (v) the failure of the Company to obtain the assumption of the Agreement by a successor, or (vi) any material breach of this Agreement by the Company which is not cured or which the Company is not undertaking to cure within thirty (30) days after the Company has received written notice from you identifying the breach in reasonable detail; (b) “Cause” shall mean any of the following acts or circumstances:  (i) willful destruction by you of Company property having a material value to the Company, (ii) fraud, embezzlement, or theft (other than immaterial acts by you that are cured immediately and in the reasonable judgment of the Board were not intentional), (iii) your conviction of or entering a plea of guilty or nolo contendre to any crime constituting a felony or a misdemeanor involving fraud, or dishonesty or moral turpitude that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iv) your breach, neglect, refusal, or failure to discharge your material duties under this Agreement (other than due to Disability) or any Company policy or your failure to comply with the lawful and reasonable directions of the Board, in any such case that is not cured within thirty (30) days after you have received written notice thereof from the Board of the Company, or (v) a willful and knowing misrepresentation to the Board of the Company that will have a material adverse effect on the business, prospects or affairs of the Company or your performance under this Agreement; (c) “Disability” shall mean that for a period of six (6) consecutive months or an aggregate of six (6) months in any twelve (12) month period you are incapable of substantially fulfilling the duties of your positions as set forth in paragraph 1 because of physical, mental or emotional incapacity, injury, sickness or disease; and (d) a “Change in Control” shall mean (i) the acquisition by any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a current shareholder or affiliate of such shareholder or the Company, of stock of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s stock; (ii) a merger or consolidation of the Company with any other person (other than an affiliate), other than a merger or consolidation which would result in the voting stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting interests of the surviving entity) more than sixty percent (60%) of the surviving entity’s outstanding combined voting power immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than fifty percent (50%) of the combined voting stock of the Company’s then outstanding interests shall not constitute a Change in Ownership; (iii) the approval by stockholders of the Company, or if stockholder approval is not required of a plan a complete liquidation or dissolution of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets (in all cases other than the sale, transfer or disposition of all or substantially all of the assets of the Company to an affiliate); or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.  With regard to the definition of “Disability” in clause (c) above, any question as to the existence or extent of the Disability upon which you and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and subject to your approval, which shall not be unreasonably withheld.  The determination of any such physician shall be final and conclusive for all purposes; provided, however, that you or your legal representatives shall have the right to present to such physician such information as to such Disability as you or they may deem appropriate, including the opinion of your personal physician.

6.                                       Confidential Information.  You acknowledge that information obtained by you while employed by the Company or any affiliate thereof concerning the business or affairs of (i) the Company, its affiliates and subsidiaries or (ii) any enterprise which is the subject of an actual or potential transaction (“Potential Transaction”), considered, evaluated, reviewed or otherwise, made known to Fox Paine & Company, LLC, the Company, its affiliates of subsidiaries, or you (“Confidential Information”) is the property of the Company. You shall not, without the prior written consent of the Board of the Company, disclose to any person or use for your own account any Confidential Information except (i) in the normal course of performance of your duties hereunder, (ii) to the extent necessary to comply with applicable laws or regulatory process (provided that, if permissible, you shall give the Company prompt notice prior to or following any such disclosure), or (iii) to the extent that such information becomes generally known to and available for use by the public other than as a result of your acts or omissions to act.  Upon termination of your employment or at the request of the Board of the Company at any time, you shall deliver to the Board all documents containing Confidential Information or relating to the business or affairs of the Company, its affiliates and subsidiaries that you may then possess or have under your control.

7.                                       Non-Solicitation.

a.                                       Non-Solicitation.  As a means reasonably designed to protect the Company’s Confidential Information, you agree that, for a period of twelve (12) months from the conclusion of the Employment Period, you will not directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity (i) hire, solicit, encourage the resignation of or in any other manner seek to engage or employ any person (other than your personal assistant) who is then, or within the prior three (3) months had been, an employee of the Company, whether or not for compensation and whether or not as an officer, consultant, adviser, independent sales representative, independent contractor or participant, or (ii) contact, solicit, service or otherwise have any dealings related to the sale, manufacture, distribution, marketing or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry or any other industry or business or prospective industry or business in which the Company materially participates or has taken material steps toward participating in as of such conclusion and actually enters such business within twelve (12) months thereafter, with any person or entity with whom the Company has a current business relationship or with whom the Company develops such a relationship during the Employment Period (including without limitation any customers, vendors or suppliers); provided in each case described in this clause (ii) that such activity by you does or could reasonably be expected to have a material adverse effect on the relationship between the Company and any such third party.

b.                                      Scope of Restriction.  If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

c.                                       Works Made For Hire.  You agree that all intellectual property rights, developments, designs, computer software, inventions, applications and improvements, including but not limited to trade names, assumed names, service names, service marks, trademarks, logos, patents, copyrights, licenses, formulas, trade secrets and technology, whether in design, methods, processes, formulae, machines or devices and all other applications (collectively, “Inventions”), whether made, created, invented, devised, acquired, succeeded to (whether by devise, estate, testamentary disposition or otherwise), or developed prior to the date of this Agreement for the Company by you, other than Inventions made, created, invented, devised or developed by you (i) on your own personal time, (ii) without the use of the Company’s equipment, supplies, facilities and resources and (iii) which are not related to the sale, manufacture, distribution, marketing development or provision of products, components, equipment, hardware, other technology or services (of any sort) in the wireless communications industry (collectively, “Unrelated Inventions”), are works made for hire and shall be the exclusive property of the Company without separate compensation to you.  You will, at the request and expense of the Company made at any time, execute and deliver to the Company or its nominee such applications and instruments as may be desirable and appropriate for obtaining for the Company or its nominee, patents, copyrights, trademarks, know-how and other intellectual property protection of the United States and all other countries for vesting in the Company or its nominee, all of your claim, right, title and interest in said Inventions and for maintaining, enforcing and funding the same, and to otherwise vest in or evidence the Company’s or its nominee’s exclusive ownership of all of the rights referred to herein. In the event that for whatever reason the results of your past or future work for the Company should not be deemed to be works made for hire, you agree to assign, and you hereby do assign, to the Company or its nominee all claim, right, title and interest, in any country, to each and every of the inventions that is the result of work done in the course of your past or future employment by the Company, or that you create or develop, or that you acquire by whatever means that was created or developed, in whole or in part by using the Company’s equipment, supplies, resources or facilities.  Each and every such assignment is and shall be in consideration of this Agreement with the Company, and no further consideration therefor is or shall be provided to you by the Company.  You hereby waive enforcement of any moral or legal rights which might limit the Company’s rights to exploit any of the foregoing materials in any manner.

d.                                      No Duty to Mitigate.  You shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any earnings that you may receive from any other source reduce any such payment.

e.                                       Equitable Relief.  You acknowledge that the provisions contained in Sections 6 and 7 hereof are reasonable and necessary to protect the legitimate interests of the Company, that any breach or threatened breach of such provisions will result in irreparable injury to the Company and that the remedy at law for such breach or threatened breach would be inadequate. Accordingly, in the event of the breach by you of any of the provisions of Sections 6 and 7 hereof, the Company, in addition and as a supplement to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce this Agreement, shall be entitled to injunctive relief against any act than would violate any of the provisions of this Agreement (without being required to post a bond), and notwithstanding the arbitration provisions of Section 18 of this Agreement. You further agree that injunctive relief may be sought for any breach or threatened breach of Section 6 or Section 7 without a showing of irreparable injury, in order to prevent any such breach or threatened breach.  Such right to obtain injunctive relief may be exercised, at the option of the Company, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies that the Company may have as a result of any such breach or threatened breach.

8.                                       Survival.  Any termination of your employment or of this Agreement shall have no effect on the continuing operation of paragraphs 5, 6, or 7 for the periods specified therein.

9.                                       Waiver of Claims.  You agree as a condition to your receipt of any termination or severance benefits pursuant to paragraph 5 hereof, you will agree, as of the date of such termination, to waive, discharge and release any and all claims, demands and causes of action, whether known or unknown, against the Company, its affiliates and subsidiaries, and their respective current and former directors, officers, employers, attorneys and agents arising out of, connected with or incidental to your employment or other dealings with the Company, its affiliates or subsidiaries, which you or anyone acting on your behalf might otherwise have had or asserted and any claim to any compensation or benefits from your employment with the Company or its affiliates (other than employee benefits to be provided pursuant to the terms of paragraph 5 hereof or of any employee benefit plans as set forth in paragraph 4 hereof). Notwithstanding anything contained herein to the contrary, no termination or severance payments shall be made under this Agreement or otherwise until such time as you have delivered an executed release of claims and any applicable revocation periods under state or federal law have expired.  The Company agrees, as further consideration for your waiver, to concurrently execute a waiver of unknown clams against you on terms and conditions substantially identical to the waiver provided by you (it being understood that the Company may specifically reserve claims identified in writing by the Company at the time that such waiver is provided).

10.                                 Governing Law.  This Agreement and all questions concerning the construction, validity and interpretation of this Agreement shall be governed by and determined in accordance with the internal law, and not the law of conflicts, of the State of California.

11.                                 Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given, if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address set forth herein, or such other address as may hereafter be furnished to the other party by like notice. Notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee if delivered other than by mail, and in the case of mail, three days after the depositing of the same in the United States mail as above stated (or, in the case of registered or certified mail, by the date noted on the return receipt).  Notices shall be addressed as follows:

If to the Executive:

Mr. Bruce W. Diamond

At the last residential address known to the Company

If to the Company:	WJ Communications, Inc.
401 River Oaks Parkway
San Jose, CA 95134
Attention: Chairman

with a copy to:	Fox Paine & Company, LLC
950 Tower Lane
Suite 1150
Foster City, CA 94404
Attention: W. Dexter Paine, III

12.                                 Separability Clause.  Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

13.                                 Successors and Assigns- Assignment of Agreement.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and the respective successors and assigns of the parties hereto.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successors to its businesses and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise.  For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you other than by will or the laws of descent and distribution.

14.                                 Indemnification.  Subject to applicable law, you shall be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

15.                                 Waiver.  The failure of any party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder.  No term or provision of the Agreement may be waived unless such waiver is in writing and signed by the party against whom such waiver is sought to be enforced.

16.                                 Legal Expenses.  The Company will reimburse you up to $15,000 for reasonable legal advice expenses incurred by you in connection with the negotiation, preparation and execution of this Agreement.

17.                                 Entire Agreement.  This Agreement together with the standard forms of equity award grant that describes your outstanding equity awards constitutes the entire Agreement between the parties hereto with respect to the subject matter contemplated herein and supersedes all prior agreements, whether written or oral, between the parties, relating to the subject matter hereof.  This Agreement shall not be modified except in writing executed by all parties hereto.

18.                                 Captions.  Titles or captions of paragraphs contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

19.                                 Counterparts.  For the purpose of facilitating proving this Agreement, and for other purposes, this Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

20.                                 Arbitration.  In the event that any disagreement or dispute whatsoever shall arise between the parties concerning this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration.  Any such arbitration proceeding shall take place in Palo Alto, California before a single arbitrator (rather than a panel of arbitrators).  The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration.  Each party shall each bear their respective costs (including attorney’s fees, and there shall be no award of attorney’s fees). Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof.  If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions.  Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them. In addition, any dispute, controversy or claim arising under or in connection with your rights or obligations pursuant to any stock option or other equity arrangements between you and the Company, shall be settled exclusively as provided for by the terms of the applicable Company plans.

21.                                 Code Section 409A.  The Company and you agree to consider amendments to this Agreement necessary or appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to you under Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

[signature page:  to follow]

Please execute a copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours,

WJ COMMUNICATIONS, INC.

By:	/s/ W. DEXTER PAINE III

Name: W. Dexter Paine, III
Title:	Chairman

Accepted and agreed to:

/s/ BRUCE W. DIAMOND

Mr. Bruce W. Diamond

Annex 1

REPRESENTATIONS AND WARRANTIES

In connection with the purchase and sale of WJ Communications Stock hereunder, you represent and warrant to the Company that:

(a)                                  The WJ Communications Stock to be acquired by you pursuant to this Agreement shall be acquired for your own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the WJ Communications Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b)                                 You are an officer of the Company, are sophisticated in financial matters and are able to evaluate the risks and benefits of the investment in the WJ Communications Stock.  You are an “accredited investor”, as defined in Regulation D promulgated under the Securities Act.

(c)                                  To the extent that any of the securities being purchased by you are not subject to an effective registration statement, you are able to bear the economic risk of your investment in such WJ Communications Stock for an indefinite period of time and you understand that such securities cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d)                                 You have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of WJ Communications Stock and have had full access to such other information concerning the Company as you have requested.  You have reviewed, or have had an opportunity to review, a copy of the Stockholders’ Agreement.

(e)                                  This Agreement constitutes a legal, valid and binding obligation of yours, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by you does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which you are a party or any judgment, order or decree to which you are subject.

(f)                                    You are not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company.

(g)                                 You have consulted with independent legal counsel regarding your rights and obligations under this Agreement and you fully understand the terms and conditions contained herein.  You have obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.